Exhibit T

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of April 27, 2025, is entered into by and between Stefano Pessina, a Monégasque citizen having his business address at 24, boulevard du Ténao 98000 Monaco (the “Seller”) and Alliance Sante Participations Ltd., an exempted company incorporated in the Cayman Islands with limited liability (Registration No. 411380), having its registered address at 3rd Floor, Citrus Grove, 106 Goring Avenue, PO Box 10085, George Town, Grand Cayman, KY1-1001, Cayman Islands (the “Purchaser”, together with the Seller, the “Parties”, and each individually, a “Party”).

RECITALS

WHEREAS, the Seller is the record holder of record of 832,258 shares of common stock, par value $0.01 per share (each a “WBA Share”) of Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”) all of which are held as direct registered system shares in book-entry form in the Seller’s shareholder account (No. 4004210903) maintained by the Transfer Agent (as defined below);

WHEREAS, subject to and on the terms and conditions set forth herein, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all 832,258 WBA Shares (the “Sale Shares”);

WHEREAS, the closing price of a WBA Share on the Nasdaq Capital Market stock exchange (“NASDAQ”) on April 25, 2025, being the last closing price available prior to the entry into this Agreement, was US$ 11.01 per share and the aggregate value of the Sale Shares, based on such closing price per share, is US$ 9,163,160.58 (nine million one hundred sixty-three thousand one hundred sixty US dollars and 58/100 US dollars);

WHEREAS, the Purchaser is 100% controlled by the Seller, such that the Seller remains the ultimate “beneficial owner” (as that term is defined in Rule 13d-3 promulgated under the United States Securities Exchange Act of 1934, as amended) of the Sale Shares before and after the Completion;

WHEREAS, pursuant to and in accordance with the pre-clearance authorization procedures required by the Insider Trading Policy of the Company, the Company has approved the purchase of the Sale Shares by the Purchaser and the sale of the Sale Shares by the Seller (the “Pre-Clearance Authorization”);

WHEREAS, the Seller is a party to: (i) that certain Voting Agreement, dated as of March 6, 2025 (the “Voting Agreement”), by and among the Company, the Seller, Alliance Santé Participations S.A. (“ASP SA”) and Blazing Star Parent, LLC, a Delaware corporation (“Parent”); (ii) that certain Reinvestment Agreement, dated as of March 6, 2025 (the “Reinvestment Agreement”), by and among the Seller, ASP SA and Parent; and (iii) that certain Interim Investors Agreement, made as of March 6, 2025 (the “Interim Investors Agreement”, and together with the Voting Agreement and the Reinvestment Agreement, the “Investor Agreements”), by and among Sycamore Partners III, L.P., Sycamore Partners III-A, L.P., Sycamore Partners Wing Co-Invest, L.P. (each of the foregoing a “Sycamore Investor”), Parent, Blazing Star Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), the Seller and ASP SA, all of which Investor Agreements were entered into in connection with that Agreement and Plan of Merger, dated March 6, 2025 (the “Merger Agreement”), by and among Parent, Merger Sub, the Company and the other parties identified therein, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the sale and purchase of the Sale Shares provided hereby constitutes an SP Permitted Transfer (as defined in the Interim Investors Agreement) expressly permitted by Section 2.4 of the Interim Investors Agreement and Section 4.2 of the Voting Agreement and expressly contemplated by Section 9 of the Reinvestment Agreement, in each case subject to the Purchaser entering into a joinder to each Investor Agreement in a form reasonably satisfactory to Parent, the Sycamore Investors and the Company, as applicable, agreeing to be bound by all the terms and provisions of the respective Investor Agreement;

WHEREAS, the Seller is also a party to that certain shareholder agreement, dated August 2, 2012, by and among, inter alios, the Company (as successor to Walgreen Co.), the Seller, ASP SA, the Initial KKR Investors (as defined therein), and KKR (as defined therein) (as amended through the date hereof, the “Company Shareholders Agreement”);

WHEREAS, the Purchaser is a Permitted Transferee (as defined in the Company Shareholders Agreement) of the Seller and the sale and purchase of the Sale Shares provided hereby constitutes a Permitted Transfer (as defined in the Company Shareholders Agreement) pursuant to Section 2.1(c)(i) of the Company Shareholders Agreement, provided that the Purchaser, as Permitted Transferee, executes a customary joinder to the Company Shareholders Agreement, in form and substance reasonably acceptable to the Company, by which the Purchaser agrees to be an “SP Investor” for all purposes of the Company Shareholders Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

AGREEMENT

1.             Definitions; Interpretation

1.1          Capitalized terms used but not expressly defined herein shall have the meaning given to them in the Interim Investors Agreement (including capitalized terms used therein and defined by reference to the Merger Agreement).

1.2          For purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the Preamble.

“ASP SA” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday and any legal or public holiday or a day on which banking institutions in Luxembourg, Monaco or the United States of America are authorized or required by law to close.

“Chosen Courts” has the meaning set forth in Section 8.2.

“Company” has the meaning set forth in the Recitals.

“Company Shareholders Agreement” has the meaning set forth in the Recitals.

“Completion” means completion of the sale and purchase of the Sale Shares pursuant to this Agreement.

“Equitable Principles” has the meaning set forth in Section 5.2.

“Interim Investors Agreement” has the meaning set forth in the Recitals.

“Investor Agreements” has the meaning set forth in the Recitals.

“Joinder Agreements” has the meaning set forth in Section 4.2(b).

“Lien” means any claim, mortgage, lien, pledge, usufruct, charge, encumbrance, equitable interest, hypothecation, right of pre-emption, right of first offer, right of first refusal, deed of trust, option, warrant or other security interest or any other restriction or right exercisable by, or in favour of, any third party (or an agreement or commitment to create any of them), including any restriction or covenant with respect to voting, transfer or exercise of other attributes of ownership.

“Merger ” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“NASDAQ” has the meaning set forth in the Recitals.

“NewCIP II” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Recitals.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Pre-Clearance Authorization” has the meaning set forth in the Recitals.

“Principal Amount” has the meaning set forth in Section 3.2.

“Promissory Note” has the meaning set forth in Section 3.2.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the Preamble.

“Reinvestment Agreement” has the meaning set forth in the Recitals.

“Sale Shares” has the meaning set forth in the Recitals.

“Schedule 13D” has the meaning set forth in Section 5.4.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the Preamble.

“STAMP” means the Securities Transfer Agent Medallion Program.

“Sycamore Investor” has the meaning set forth in the Recitals.

“Transfer Agent” means EQ Shareowner Services, acting in its capacity as the transfer agent of the Company.

“Voting Agreement” has the meaning set forth in the Recitals.

“WBA Share” has the meaning set forth in the Recitals.

1.3          Any reference to a law, statute, statutory provision, rule or regulation shall be construed as referring to that law, statute, statutory provision, rule or regulation as amended, modified, consolidated, re-enacted or replaced and in force from time to time, whether before or after the date of this Agreement and shall also be construed as referring to any previous law, statute, statutory provision, rule or regulation amended, modified, consolidated, re-enacted or replaced by such law, statute, statutory provision, rule or regulation.

1.4          Any reference to a statutory provision shall be construed as including references to any rule or regulation promulgated pursuant to that statutory provision.

1.5          Unless the context otherwise requires: (a) words denoting the singular include the plural and vice versa; (b) words denoting any gender include all other genders; (c) any reference to “persons” includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities; (d) all references to time are to Eastern Standard Time or Eastern Daylight Time, as then applicable; and (e) any reference to a Party is to a Party to this Agreement.

1.6          Article headings are for convenience only and shall not affect the interpretation of this Agreement. Any reference to a section, sub-section, paragraph or schedule is to the relevant section, sub-section, paragraph or schedule of this Agreement.

1.7          The Exhibits to this Agreement shall for all purposes form part of this Agreement.

1.8          Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.             Sale and Purchase. Subject to the terms and conditions of this Agreement, the Seller hereby sells, assigns, transfers and conveys to the Purchaser and the Purchaser hereby purchases, acquires and accepts from the Seller, all title to and interest in the Sale Shares, free and clear of any Liens (other than arising under the Company Shareholders Agreement or the Investor Agreements), including all accrued benefits and rights attaching or accruing to the Sale Shares.

3.             Purchase Price; Promissory Note.

3.1          Purchase Price.  In consideration for the sale, assignment, transfer and conveyance of the Sale Shares, the Purchaser agrees to pay the aggregate sum of US$ 9,163,160.58 (nine million one hundred sixty-three thousand one hundred sixty US dollars and 58/100 US dollars) (the “Purchase Price”), such Purchase Price being calculated as the product of (x) the number of Sale Shares and (y) the price of US$ 11.01 per WBA Share, being the NASDAQ closing price per share on April 25, 2025.

3.2          Deferred Payment. Payment of the Purchase Price shall be settled by the Purchaser executing and delivering to the Seller an unsecured promissory note, in the form attached as Exhibit A (the “Promissory Note”), pursuant to which the Purchaser shall unconditionally promise to pay to the order of the Seller the principal amount of US$ 9,163,160.58 (nine million one hundred sixty-three thousand one hundred sixty US dollars and 58/100 US dollars) (the “Principal Amount”), such Principal Amount to be repaid pursuant to the terms and conditions set forth in the Promissory Note.

4.             Completion; Deliveries.

4.1          Completion.  Completion shall take place on the date of this Agreement and notwithstanding anything to the contrary herein the sale and purchase of the Sale Shares shall be effective and beneficial ownership of the Sale Shares shall be vested in the Purchaser immediately on the due signature and delivery of this Agreement and the Joinder Agreements by the Parties.

4.2          Purchaser Deliveries.  At Completion, the Purchaser shall deliver to Seller:

(a)           the Promissory Note, substantially in the form set forth on Exhibit A, duly executed by the Purchaser; and

(b)          the Joinder Agreements to the Investor Agreements and the Company Shareholders Agreement substantially in the forms set forth on Exhibit B (the “Joinder Agreements”), duly executed by the Purchaser.

4.3          Seller Deliveries.  At Completion (or in the case of paragraph (b), if later, as soon as practicable after receipt of the medallion stamp evidencing the signature guarantee), the Purchaser shall deliver to Seller:

(a)           the Promissory Note, substantially in the form set forth on Exhibit A, duly acknowledged and agreed to by the Seller;

(b)          duly completed and signed stock power forms, duly guaranteed by a member of STAMP, authorizing and instructing the Transfer Agent to transfer record ownership of the Sale Shares to the account of the Purchaser in the share register of the Company; and

(c)           the Joinder Agreements, duly executed by the Seller.

4.4          Further Assurances.  (a) Each Party undertakes to furnish upon request to the other Party such further information, to execute and deliver to the other Party such other documents, and to take, or cause to be taken, such further actions, and to do, or cause to be done, all things, as promptly as reasonably practicable, as the other Party may reasonably request (and at the expense of the requesting Party) for the purpose of carrying out the intent of this Agreement.

(b)          In furtherance, and not in limitation of, Section 4.4(a), effective as of, and subject to, the Completion, the Seller irrevocably constitutes and appoints the Purchaser as its attorney-in-fact, with full power of substitution and re-substitution, to execute and deliver in its name and on its behalf any and all transfer instruments in respect of the Sale Shares, together with any and all other documentation relating to the registration of the Sale Shares in the account of the Purchaser on the share register of the Company.

5.             Representation and Warranties of the Seller.

The Seller hereby represents and warrants to the Purchaser, as of the date hereof, as follows:

5.1          Capacity. The Seller is a natural person and is sui juris and not subject to any restraint or otherwise incompetent to enter into this Agreement or the other agreements and instruments contemplated hereby.

5.2          Authority; Enforceability. The Seller has all requisite power and capacity to execute, perform and deliver this Agreement and any other agreements or instruments (including the stock power forms and the Joinder Agreements) to be executed by the Seller in connection herewith and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other agreements or instruments, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement constitutes and, when executed and delivered by the Seller, each of such other agreements or instruments will constitute, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors, and general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law (such effects and principles, “Equitable Principles”).

5.3          Ownership and Title of Sale Shares. All of the Sale Shares are validly issued, fully paid-up and nonassessable. The Seller is the sole record owner of the Sale Shares, having good and marketable title thereto, free and clear of any Liens (other than arising under the Company Shareholders Agreement or the Investor Agreements), and no person (other than the Purchaser) has a right to acquire any of such Sale Shares. On Completion, the Purchaser shall have good, valid, and marketable title to the Sale Shares, free and clear of all Liens (other than arising under the Company Shareholders Agreement or the Investor Agreements), subject only to the final recording of the transfer by the Transfer Agent.

5.4          No Conflicts; No Consents. The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller do not, with or without the giving of notice or passage of time or both, violate, conflict with or result in the material breach of (i) any law applicable to the Seller or the Seller’s assets or properties, (ii) any judgment, decree, writ, injunction, order or award of any Governmental Entity binding upon the Seller or (iii) any agreement to which the Seller is a party or by which any of its assets or properties is bound. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other Person, on the part of the Seller is required to be made or obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than: (x) the Pre-Clearance Authorization which has been duly obtained from the Company; (y) the execution and delivery of the Joinder Agreements; and (z) the filing by the Purchaser of a statement containing the information required by Schedule 13D (§ 240.13d-101 of the Code of Federal Regulations) pursuant to Rule 13d-1(a) promulgated under the Securities Exchange Act (a “Schedule 13D”) or an amendment thereto.

5.5          Securities Law. Neither the Seller, any of its affiliates (as defined in Regulation 501 under the Securities Act), nor any person acting on its or their behalf, has engaged or will engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) or “general solicitation” (as defined in Regulation D under the Securities Act) with respect to the Sale Shares, and it and they have complied with and will comply with the offering restrictions requirement of Regulation S.

6.             Representation and Warranties of the Purchaser.

The Purchaser hereby represents and warrants to the Seller, as follows:

6.1          Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of the Cayman Islands.

6.1          Authority; Enforceability. The Purchaser has all requisite power and authority to execute, perform and deliver this Agreement and any other agreements or instruments (including the Promissory Note) to be executed by the Purchaser in connection herewith and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other agreements or instruments, and the consummation of the transactions contemplated hereby and thereby, has been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes and, when executed and delivered by the Purchaser, each of such other agreements or instruments will constitute, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be subject to the Equitable Principles.

6.3          No Conflicts; No Consents.  The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser do not, with or without the giving of notice or passage of time or both, violate, conflict with or result in the material breach of (i) any of the organizational documents of the Purchaser, (ii) any law applicable to the Purchaser or the Purchaser’s assets or properties, (iii) any judgment, decree, writ, injunction, order or award of any Governmental Entity binding upon the Purchaser or (iv) any agreement to which the Purchaser is a party or by which any of its assets or properties is bound. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other Person, on the part of the Purchaser is required to be made or obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than: (x) the Pre-Clearance Authorization which has been duly obtained from the Company; (y) the execution and delivery of the Joinder Agreements; and (z) the filing by the Purchaser of a Schedule 13D.

6.4          Securities Law Representations. (a) The Purchaser is not a “U.S. person” within the meaning of Rule 902 of Regulation S under the Securities Act and its duly authorized representatives that are signatories hereto were outside the United States at the time this Agreement was negotiated, executed and delivered. The Purchaser understands that the Seller is relying on the statements contained herein to establish an exemption from registration under the Securities Act and under foreign, federal, state and local securities laws and acknowledges that the Sale Shares have not been registered under the Securities Act or any other applicable law.

(b)        The Purchaser is acquiring the Sale Shares for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Sale Shares; and neither it, nor any of any of its affiliates (as defined in Regulation 501 under the Securities Act), nor any person acting on its or their behalf, has engaged or will engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) or “general solicitation” (as defined in Regulation D under the Securities Act) with respect to the Sale Shares, and it and they have complied and will comply with the offering restrictions requirement of Regulation S.

7.             Covenants and Acknowledgements.

7.1          Limitations on Disposition and Resale.  (a) The Purchaser understands and acknowledges that the Sale Shares have not been and will not be registered under the Securities Act, or the securities laws of any state and, unless the Sale Shares are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction.

(b)       In the event that the Merger is not consummated and the Merger Agreement is terminated, the Purchaser agrees not to sell, transfer or otherwise dispose of the Sale Shares unless the Sale Shares have been registered under the Securities Act, or the securities laws of any state, or an exemption from the requirement of registration is available under the Securities Act or any applicable state or foreign securities Laws. The Purchaser further acknowledges that the 144,539,797 restricted WBA Shares, being purchased hereunder are either First Step Walgreens Shares or Second Step Walgreens Shares (as such terms are defined in the Company Shareholders Agreement) and on and after Completion such shares shall continue to be endorsed with the notations required by Section 2.1(g) of the Company Shareholders Agreement.

8.             Miscellaneous.

8.1          Governing Law. This Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg applicable to agreements made and to be performed entirely within the Grand Duchy of Luxembourg, without giving effect to its principles or rules of conflict of laws.

8.2         Consent to Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any legal proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 8.3 or in such other manner as may be permitted by applicable law, and nothing in this Section 8.2 will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any legal proceeding to the exclusive general jurisdiction of the courts of the City of Luxembourg (Grand Duchy of Luxembourg) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any legal proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such legal proceeding in the Chosen Courts or that such legal proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any legal proceeding relating to this Agreement or the transactions contemplated in any court other than the Chosen Courts. Each of the Parties agrees that a final non-appealable judgment in any legal proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

8.3          Notices. All notices and other communications provided for herein shall be in writing and shall be delivered either by hand, by reputable overnight courier service or by email with confirmation of delivery (in portable document format (“pdf”)) as follows:

(a)       If to the Seller, then to:

Stefano Pessina

c/o The Family Office

24, boulevard du Ténao

98000 Monaco

(b)       If to the Purchaser, then to:

Alliance Sante Participations Ltd.

c/o The Family Office

24, boulevard du Ténao

98000 Monaco

Attention: Ben Burman

All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (ii) immediately upon delivery by hand or by email transmission with confirmation of delivery. Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been delivered and received at 9:00 a.m., addressee’s local time, on the next Business Day.

8.4          Binding Effect; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the each of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by either Party without the prior written consent of the other Party.

8.5.         Counterparts. This Agreement may be executed in multiple counterparts and each Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission (such as by electronic mail in “.pdf” form) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.6          Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral.

8.7          Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled under this Agreement or otherwise at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy and agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

8.8          No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and no other Person, including any party to the Investor Agreements or the Company Shareholders Agreement, shall have any right, benefit, priority or interest, as third party beneficiary or otherwise, in, under or because of the existence of, this Agreement.

8.9         Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.9.         Amendment. This Agreement may be amended by the Parties, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the Parties, or, in the case of a waiver, by an instrument signed on behalf of the Party waiving compliance.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the date first above written.

SELLER:

STEFANO PESSINA

/s/ Stefano Pessina
Stefano Pessina

PURCHASER:

Alliance SantE Participations LTD.

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Director

By:	/s/ Ben Burman
	Name:	Ben Burman
	Title:	Director

Exhibit A

Form of Promissory Note

[see attached]

Exhibit A

Exhibit B

Form of Joinder Agreements

B-1.       Joinder to Interim Investors Agreement

B-2.       Joinder to Voting Agreement

B-3.       Joinder to Reinvestment Agreement

B-4.       Company Shareholders Agreement

[see attached]

Exhibit B